   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 1996



                                                               FILE NO. 33-63811

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               AMOCO CORPORATION
             (Exact name of registrant as specified in its charter)

                             200 E. RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601
                                 (312-856-6111)
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   INDIANA                               36-1812780
(State or other jurisdiction of incorporation         (I.R.S. Employer
              or organization)                     Identification Number)

                               S. F. GATES, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                               AMOCO CORPORATION
                             200 E. RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601
                                 (312-856-5474)
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC.
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                     PROPOSED
                                                    PROPOSED          MAXIMUM
                                                     MAXIMUM         AGGREGATE        AMOUNT OF
       TITLE OF SHARES           AMOUNT TO BE    OFFERING PRICE      OFFERING       REGISTRATION
       TO BE REGISTERED           REGISTERED        PER SHARE        PRICE (*)           FEE
Common Stock, without par
 value........................    10,000,000         $70.875        708,750.00      $244,397(**)



(*) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of high and low prices reported on The New York Stock Exchange Composite Tape for February 8, 1996.


(**) In accordance with Rule 457(b), this fee shall be reduced by $110,884, reflecting the fee paid by the Registrant on October 30, 1995 in connection with the initial filing of this Registration Statement. As a result, the fee payable upon filing this Amendment No. 1 is $133,513.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 14, 1996


PROSPECTUS
                               AMOCO CORPORATION


                                     [LOGO]

                            AMOCO DIRECT ACCESS PLAN



    Amoco Corporation, an Indiana corporation (the "Company" or "Amoco"), hereby offers participation in its Amoco Direct Access Plan (the "Plan"). The Plan is designed to provide investors with a convenient way to purchase shares of the Company's common stock, without par value ("Common Stock"), and to reinvest the cash dividends paid on Common Stock in additional shares of Common Stock. (See "Amoco Direct Access Plan Description.")



KEY ASPECTS OF THE PLAN



    -Investors may purchase Common Stock for the first time by calling the Administrator (as hereinafter defined), the Company or the Registered Broker/Dealer (as hereafter defined) to obtain a prospectus, brochure, and enrollment form and then returning the enrollment form with an initial cash investment of $450 to $150,000.


    -Investors who already own Common Stock may participate in the Plan by submitting a completed enrollment form and depositing a stock certificate for five or more shares into the Plan.


    -Dividend reinvestment is automatic, or participants may choose to have dividends electronically deposited to their bank accounts.


    -Participants may purchase more shares through the Plan at any time, investing as little as $50 per investment or as much as a total of $150,000 per year. Both whole and fractional shares are credited to participants' Plan accounts.


    -Shares in the Plan are held in  safe and convenient book entry form  ("Book
     Shares") or stock certificates are provided free of charge upon request.


    -Participants have full share rights with respect to whole shares in their Plan accounts, including the power to vote and the power to sell shares held in the Plan.


    -Because participants cannot control the timing of investments or sales under the Plan, they also cannot control the price at which investments or sales are made for them under the Plan.


    -Transfers and gifts of shares of Common Stock in the Plan are easy.


    -Participants are responsible for certain charges and fees. The Company pays most of the costs of administration of the Plan.



    Shares of Common Stock offered under the Plan may be purchased from the Company or in the open market. Purchases and sales in the "open market" mean those made on any securities exchange on which the Common Stock is listed, in the over-the-counter market or in negotiated transactions with persons other than the Company or its affiliates. At present, it is anticipated that the shares of Common Stock required for the Plan will be purchased in the open market and the Company will not receive any proceeds therefrom. Open market purchases will be effected through the Independent Agent (as hereinafter defined) selected by the Administrator. Common Stock is listed on the New York, Chicago, Pacific, Toronto and four Swiss stock exchanges. The closing price of the Common Stock on February 8, 1996 on the New York Stock Exchange was $71.625.



    All Plan purchases of Common Stock will be made by the Administrator at the then current market price of the Common Stock, calculated as described herein, either in the open market or from the Company.



    The initial Administrator will be the First Chicago Trust Company of New York, which will administer the Plan, keep records, send statements of Plan Account activity ("Statements of Account") to participants and perform other duties related to the Plan.



    This Prospectus relates to 10,000,000 shares of Common Stock offered for purchase under the Plan.



    To the extent required by applicable law in certain jurisdictions, shares of Common Stock offered under the Plan to persons not presently holders of Common Stock are offered only through Execution Services Incorporated or such other registered broker/dealer(s) as may be appointed from time to time (the "Registered Broker/Dealer") in such jurisdictions.


    This Prospectus contains a summary of the material provisions of the Plan and, therefore, this Prospectus should be retained by participants in the Plan for future reference.
                       ----------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                       ----------------------------------


               The date of this Prospectus is February 14, 1996.

                             AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois, and 7 World Trade Center, New York, New York. Copies can also be obtained from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is listed on the New York, Chicago, Pacific, Toronto, and four Swiss stock exchanges. Reports, proxy statements, and other information concerning the Company can be inspected at the New York, Chicago, Pacific and Toronto stock exchanges.


    This Prospectus constitutes a part of a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to the Company and the shares of Common Stock registered under the Registration
Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                       INCORPORATION OF CERTAIN DOCUMENTS

    There are hereby incorporated by reference in this Prospectus the following documents:

        (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1994;

        (b) The Company's definitive Proxy Statement dated March 13, 1995, in connection with its Annual Meeting of Shareholders held on April 25, 1995 (other than the Board Compensation and Organization Committee Report on Executive Compensation and the Cumulative Total Shareholder Return Five-Year Comparison graph, which are not incorporated by reference herein);

        (c) The Company's Current Reports on Form 8-K dated April 5, 1995 and dated April 13, 1995;


        (d) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995, and September 30, 1995; and


        (e) The description of Common Stock which is contained in the Company's registration statement filed pursuant to Section 12 of the 1934 Act;

in each case filed with the Commission pursuant to the 1934 Act.

    All reports pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act and all definitive proxy statements (other than the portions of such proxy statements consisting of (i) the report of any committee of the Company's Board of Directors on executive compensation and (ii) the shareholder return comparison graph) pursuant to Section 14 of the 1934 Act filed by the Company after the date of this Prospectus and prior to the termination of the offering of Common Stock made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or telephone request of any such person, a copy of any or all of the information referred to herein which has been or may be specifically incorporated by reference into such documents. Written requests for such copies should be directed to Amoco Corporation, P.O. Box 87703, Chicago, Illinois 60680-0703, Attention: Shareholder Services, Mail Code 0404. Telephone requests may be directed to (800) 638-5672.

                        THE COMPANY AND ITS SUBSIDIARIES

    The Company was incorporated in Indiana in 1889 and has its principal executive offices at 200 East Randolph Drive, Chicago, Illinois 60601 (telephone: 312-856-6111). The Company is a parent corporation concerned with overall policy guidance, financing, coordination of operations, staff services, performance evaluation and planning for its subsidiaries. The Company and its consolidated subsidiaries form a large integrated petroleum and chemical enterprise.

    There are three principal wholly-owned subsidiaries. These subsidiaries and the businesses in which they are engaged are summarized below:

Amoco Production Company........  Exploration, development and production of  crude  oil,  natural
                                   gas,  and natural  gas liquids, and
                                   marketing of natural gas.
Amoco Oil Company...............  Refining, marketing and transporting of petroleum and related products.
Amoco Chemical Company..........  Manufacture  and  sale  of  chemical products.

    Amoco Company, a wholly owned subsidiary of Amoco Corporation, is the holding company for these three subsidiaries and substantially all other petroleum and chemical operating subsidiaries except Amoco Canada Petroleum Company Ltd., which is wholly owned by Amoco Corporation.


    In 1994, a major restructuring occurred that effectively eliminated the role of the three principal subsidiaries as operating entities. The new organization is structured around business groups divided into three sectors - exploration and production, petroleum products and chemicals. The Exploration and Production Sector ("E&P") includes U.S. Operations, International Operations, Canada, Natural Gas, Worldwide Exploration, Eurasia and E&P Technology. The Petroleum Products Sector includes Refining, Marketing, Supply and Logistics and International Business Development. The Chemicals Sector includes Chemical Feedstocks, Chemical Intermediates, Polymers, Fabrics and Fibers, Foam Products and Development and Diversification.


                              RECENT DEVELOPMENTS


    Amoco announced on January 16, 1996, that it adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" effective in the fourth quarter of 1995. The effect of the accounting standard was to reduce fourth-quarter earnings by a non-cash after-tax charge of $380 million. About 80 percent of the charge related to oil and gas producing properties in North America. Under the new standard these properties are evaluated by individual field. Previously, the Company evaluated impairment of oil and gas properties using an aggregated approach.

    Selected consolidated financial results of Amoco for the fourth quarter and year of 1995 and 1994 were as follows:



                                                                 YEAR
                                      FOURTH QUARTER     --------------------
(MILLIONS OF DOLLARS, EXCEPT PER     1995*      1994       1995*      1994
                                   ---------  ---------  ---------  ---------
SHARE AMOUNTS)                                    (UNAUDITED)
Revenues.........................  $   8,086  $   7,782  $  31,001  $  30,362
Net income.......................  $     207  $     536  $   1,862  $   1,789
Earnings per share...............  $    0.42  $    1.08  $    3.76  $    3.60


------------------------

* Estimated



    The fourth-quarter 1995 earnings of $207 million included a $380 million charge (after tax) related to impairment of long-lived assets, and a gain of $83 million (after tax) on the sale of the Amoco Motor Club. The 1994 fourth-quarter earnings of $536 million included a gain of $45 million related to certain property sales, and other net favorable adjustments of $34 million. Excluding these items from both periods, fourth-quarter 1995 earnings would have been $504 million compared to $457 million earned in the fourth quarter of 1994. The increase in fourth-quarter earnings primarily reflected higher chemical earnings and strong overseas exploration and production ("E&P") results, which more than offset low petroleum product margins. The higher chemical earnings resulted from higher margins and volumes in several product lines. Overseas E&P earnings increased as a result of higher crude oil prices and sales volumes, lower taxes and other expenses and favorable currency effects, offset by higher exploration expenses.



    Full-year 1995 earnings were $1,862 million, or $3.76 per share. Excluding impairment charges of $380 million and the $83 million gain on the sale of Amoco Motor Club, 1995 earnings would have been $2,159 million up 25 percent from earnings, excluding unusual items, of $1,728 million for 1994. Included in 1994 earnings were gains on property dispositions of $45 million, favorable tax adjustments of $62 million, environmental charges of $60 million, the net impact of restructuring charges of $256 million and the favorable crude oil excise tax settlement of $270 million. The increase in earnings for the full-year 1995 primarily reflected higher chemical earnings resulting from both higher volumes and margins across most product lines, and strong overseas E&P earnings.


                            APPLICATION OF PROCEEDS


    Since the Common Stock offered under the Plan may be either (i) newly issued
shares  of  Common  Stock  purchased  from  the  Company;  or  (ii)  shares   of

Common Stock purchased in the open market, the number of shares of Common Stock, if any, that the Company ultimately will sell under the Plan is not known. If newly issued shares of Common Stock are purchased from the Company under the Plan, the Company will receive the proceeds from such sales and will use them for general corporate purposes, including, without limitation, the refinancing of outstanding indebtedness of the Company or the advance or contribution of funds to one or more of the Company's subsidiaries to be used for their general corporate purposes, including refinancing of outstanding indebtedness. The Company will not receive any proceeds when shares of Common Stock are purchased in the open market for the Plan.



                      AMOCO DIRECT ACCESS PLAN DESCRIPTION



    The following summary of the material terms and provisions of the Plan does not purport to be a complete description and is qualified by reference to the Plan, which is an exhibit to the Registration Statement.


PURPOSE AND OTHER CONSIDERATIONS


    The purpose of the Plan is to provide interested investors and holders of Common Stock a convenient means of investing in the Company through new investments in Common Stock and through the regular reinvestment of cash dividends paid on Common Stock.



    Nothing contained in this Prospectus or in other Plan information represents a recommendation by the Company or anyone else that any person buy or sell Common Stock. A DECISION TO PARTICIPATE IN THE PLAN SHOULD BE MADE ONLY AFTER AN INVESTOR HAS INDEPENDENTLY MADE THE NECESSARY INVESTMENT DECISION.



    The value of Common Stock may increase or decrease. Plan Accounts (as hereafter defined) are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or any other entity.



ADMINISTRATION



    Administration of the Plan will be conducted by the individual (who may be an employee of the Company), bank, trust company or other entity (including the Company) appointed from time to time by the Company to act as administrator of the Plan (the "Administrator"). THE FIRST CHICAGO TRUST COMPANY OF NEW YORK WILL BE THE INITIAL ADMINISTRATOR.



    The Administrator will also act as trustee under the trust agreement for the Plan. The trustee will make arrangements with respect to the holding, voting and disposing of the Common Stock under the Plan which is allocable to Plan Accounts as Book Shares. In making these arrangements, the trustee may coordinate activities with the Administrator with respect to the trustee functions.

    The Administrator will be responsible for administering the Plan, receiving all cash investments made by participants, maintaining records of each participant's Plan Account activities, issuing Statements of Account and performing other duties required by the Plan. The Administrator will forward funds to be used to purchase shares of Common Stock in the open market to an agent (the "Independent Agent") selected by the Administrator that is an "agent independent of the issuer," as that term is defined in Rules 10b-6 and 10b-18 under the 1934 Act. Additionally, the Administrator will promptly forward purchase and sales instructions to the Independent Agent. The Independent Agent will be responsible for purchasing and selling shares of Common Stock in the open market for Plan Accounts in accordance with the provisions of the Plan. Under certain circumstances the Administrator may be the Independent Agent.

    Participants may contact the Administrator by writing:

            The First Chicago Trust Company of New York

Post Office Box -- 2598

            525 Washington Blvd.
            Jersey City, New Jersey 07303


or by telephoning  the Administrator, toll-free  at (800) 446-2617,  twenty-four
(24) hours a day, Monday through Friday and between 12:00 a.m. and 8:00 p.m. on Saturday or at such other telephone number(s) as may be published for the Plan from time to time. For security and quality control reasons, telephone calls may be recorded. Written communications may be sent by telefax. Participants should contact the Administrator for current telefax numbers. The Administrator also serves as co-transfer agent and registrar for the Company and may have other business relationships with the Company from time to time. The Administrator is also the administrator of the Automatic Dividend Reinvestment Plan for Shareholders of Amoco Corporation (the "Dividend Reinvestment Plan"), which is being replaced by the Plan. (See "Enrollment Procedures.")


ELIGIBILITY


    Any person or entity, whether or not a record holder of Amoco Common Stock, is eligible to participate in the Plan, provided that (i) such person or entity fulfills the prerequisites for participation described below under "Enrollment Procedures" and (ii) in the case of persons or entities that reside outside the United States, upon request of the Administrator, such persons or entities warrant that participation would not violate local laws applicable to the Company, the Plan or the participant.

ENROLLMENT PROCEDURES

    DIVIDEND REINVESTMENT PLAN INVESTORS


    ALL INVESTORS IN THE DIVIDEND REINVESTMENT PLAN WILL AUTOMATICALLY BECOME PARTICIPANTS IN THE PLAN WITHOUT SENDING IN AN ENROLLMENT FORM (AS HEREAFTER DEFINED) OR PAYING AN ENROLLMENT FEE UNLESS THEY TERMINATE THEIR DIVIDEND REINVESTMENT PLAN ACCOUNT BY PROVIDING WRITTEN NOTICE OF SUCH TERMINATION BY THE DATE SPECIFIED BY THE COMPANY. Absent delivery of such notice, all shares of Common Stock attributable to an investor under the Dividend Reinvestment Plan will automatically be deemed to be shares allocable to a Plan Account established for such investor, as of the date the Plan first becomes effective, without regard to whether the investor submits certificates for such shares to the Administrator.


    OTHER PLAN APPLICANTS


    After being furnished with a copy of this Prospectus, applicants may join the Plan at any time by completing and signing the required documentation ("Enrollment Form"), submitting the enrollment fee, submitting shares of Common Stock or an initial cash investment as described later in this Prospectus and providing such other items and documentation as may be required by the Administrator. (See "Record Accounts and Plan Accounts" and "Initial and Optional Cash Investments.") Requests for copies of Enrollment Forms, as well as copies of other Plan forms and this Prospectus, should be made to the Company, the Administrator or the Registered Broker/Dealer in writing or by telephone.



    Enrollment Forms will be processed as promptly as practicable. Participation in the Plan will commence after the applicable enrollment fee, the properly completed Enrollment Form, the shares of Common Stock or an initial cash investment and any other required documentation have been received and accepted by the Administrator.


    PARTICIPANTS WILL BE REQUIRED TO PAY CERTAIN FEES AND CHARGES IN CONNECTION WITH THE PLAN. (SEE "FEES.")

RECORD ACCOUNTS AND PLAN ACCOUNTS


    A "Record Account" means any shareholder account on the Company's stock records reflecting Common Stock ownership, but excluding all Plan Accounts. A "Plan Account" as to any participant means an account maintained by the Administrator and/or the Company recording (i) the shares of Common Stock allocable to him under the Plan and (ii) any cash held by the Administrator pending investment or payment to such participant.

    Record holders of at least five (5) shares of Common Stock are eligible to participate in the Plan by completing and submitting an Enrollment Form and submitting the enrollment fee, stock certificates for at least five (5) shares of Common Stock, executed stock powers and other documentation required by the Administrator. Upon receipt and acceptance of these items by the Administrator, such holder's Record Account will be converted into a Plan Account and all shares held in such Record Account will be transferred into such Plan Account. The holder may thereafter use the Plan services as to those shares. AFTER BECOMING A PARTICIPANT IN THE PLAN A PARTICIPANT MAY NOT MAINTAIN A RECORD ACCOUNT IN THE EXACT SAME NAME AS THE PLAN ACCOUNT. Shares acquired by a participant, after the establishment of a Plan Account, in the exact same name as the Plan Account will be automatically treated as shares held in such Plan Account without regard to whether the participant surrenders any certificates for such shares or submits a separate Enrollment Form.



    A beneficial owner of at least five (5) shares of Common Stock registered in the name of someone else (for example, a bank, broker or trustee) may participate in the Plan without making an initial cash investment by having the shares reregistered in his name and following the procedures described in the immediately preceding paragraph for record holder enrollment in the Plan. Beneficial owners should contact the record holder (e.g., the bank, broker or trustee) to determine what actions they must take to accomplish such reregistration.



    After the establishment of a Plan Account, a participant may deposit any number of additional record shares over which he has dispositive authority by delivering certificate(s) for such shares to the Administrator and such documentation as the Administrator may require. A beneficial owner of shares of Common Stock registered in the name of someone else (for example, a bank, broker or trustee) may deposit additional shares of Common Stock into his Plan Account by having such shares reregistered in his own name and delivering the certificate(s) for such shares to the Administrator and such documentation as the Administrator may require.


INITIAL AND OPTIONAL CASH INVESTMENTS


    Interested investors, whether or not record holders of Common Stock, may become participants by making an initial cash investment in the Plan as hereinafter described. APPLICANTS MUST INCLUDE A CHECK OR MONEY ORDER FOR A MINIMUM INITIAL CASH INVESTMENT OF AT LEAST $450 PLUS THE ENROLLMENT FEE WITH THEIR COMPLETED ENROLLMENT FORM. Such investments may be made by personal check or money order payable to the "FCTC-NY-Amoco." APPLICANTS SHOULD NOT SEND CASH.

    In the case of a record holder who enrolls in the Plan by making an initial cash investment and establishes a Plan Account in the exact same name as that in which his record shares are held, the record shares will be automatically treated as Plan shares without regard to whether the participant surrenders any certificates for such shares or submits a separate Enrollment Form for such shares.



    Participants may make optional cash investments of at least $50, up to a maximum total of initial and optional cash payments of $150,000 per year. There is no obligation to make any optional cash investments. A participant may make optional cash investments by delivering to the Administrator a written instruction and a personal check, money order or electronic funds transfer payable to the "FCTC-NY-Amoco." PARTICIPANTS SHOULD NOT SEND CASH. Prior to making electronic funds transfers, participants should contact the Administrator to obtain an electronic funds transfer instruction. A Participant may arrange to have a set amount of funds invested once a month through electronic funds transfer from his predesignated account at a bank, saving association or other financial institution ("Bank Account"). At the participant's election monthly investments by electronic funds transfers may take place on the first or the fifteenth (or the next business day) of the month. A participant's Bank Account will be debited three (3) business days prior to the scheduled Investment Date (as defined in the next paragraph). Some financial institutions charge for electronic funds transfers. Interested participants should consult their own financial institutions for any applicable charges. In addition, participants will be charged a fee by the Administrator for investment by electronic funds transfer. (See "Fees.") Participants may vary the amount and timing of such electronic funds transfer investments from time to time upon prior written notice to the Administrator.


    The Administrator will arrange for the Independent Agent to make purchases for the Plan at least once a week. An "Investment Date" under the Plan is the date selected by the Administrator (or by the Independent Agent if the Company is the Administrator) as of which shares of Common Stock are purchased for the Plan with initial and optional cash investments. NO INTEREST WILL BE PAID ON FUNDS HELD BY THE ADMINISTRATOR PENDING INVESTMENT. ACCORDINGLY, PARTICIPANTS AND INTERESTED INVESTORS SHOULD TRANSMIT CASH INVESTMENTS SO AS TO REACH THE ADMINISTRATOR SHORTLY (BUT NOT LESS THAN TWO (2) BUSINESS DAYS) BEFORE THE DESIRED DATE OF PURCHASE. (SEE "PURCHASE AND SALE OF SHARES.")


    Upon a participant's request received by the Administrator two (2) or more business days prior to a scheduled Investment Date, a cash investment not already invested in Common Stock will be returned, without interest, to the participant. However, no refund of a check or money order will be made until the funds from such instruments have been actually collected by the

Administrator. Accordingly, such refunds may be significantly delayed. If the request to stop investment is received by the Administrator fewer than two (2) business days prior to a scheduled Investment Date, any cash investment then held by the Administrator will be invested in Common Stock.


    All cash investments are subject to collection by the Administrator at full face value in U.S. funds. The method of delivery of any cash investment is at the election of the participant and will be deemed received when actually received by the Administrator. If the delivery is by mail, it is recommended that the participant or interested investor use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the desired date of purchase.


REINVESTMENT AND DIRECT DEPOSIT OF CASH DIVIDENDS


    A participant may elect to reinvest all cash dividends paid on shares of Common Stock allocable to his Plan Account by designating such election on an Enrollment Form. A PARTICIPANT MAY ELECT TO HAVE DIVIDEND REINVESTMENT ONLY FOR HIS ENTIRE PLAN ACCOUNT; DIVIDEND REINVESTMENT FOR ONLY A PORTION OF SHARES ALLOCABLE TO A PLAN ACCOUNT IS NOT PERMITTED. IF A PARTICIPANT DOES NOT MAKE A CONTRARY ELECTION, CASH DIVIDENDS PAID ON SHARES OF COMMON STOCK ALLOCABLE TO A PARTICIPANT'S PLAN ACCOUNT WILL BE AUTOMATICALLY REINVESTED IN SHARES OF COMMON STOCK.



    Cash dividends which are to be reinvested for Plan Accounts will be invested in Common Stock beginning on the date of payment or the immediately following business day if the dividend payment date is not a business day. (See "Purchase and Sale of Shares.") No interest will be paid on cash dividends held by the Administrator pending reinvestment.



    A participant who elects not to reinvest cash dividends on shares of Common Stock allocable to his Plan Account will receive such cash dividends by electronic direct deposit to his Bank Account. To receive an electronic direct deposit of dividend funds, participants must complete and sign an electronic funds transfer instruction and return it to the Company. Electronic direct deposit will become effective as promptly as practicable after receipt of an electronic funds transfer instruction by the Company. Changes in Bank Accounts may be made by delivering a new valid, usable completed electronic funds transfer instruction to the Company.



    If the designated electronic funds transfer route or Bank Account identification is unusable for any reason, the Company will mail a check for the dividend funds by First Class Mail to the participant's address of record with an advice of the failed transmission and the Company's inability to execute the electronic direct deposit of the dividend funds. Thereafter, until the participant provides a valid, usable electronic funds transfer instruction all dividend funds payable on shares allocable to such Plan Account shall be reinvested in additional shares of Common Stock. PARTICIPANTS MAY NOT ELECT TO HAVE DIVIDENDS PAID ON SHARES OF COMMON STOCK ALLOCABLE TO THEIR PLAN ACCOUNTS SENT BY CHECK.



    A participant may change his election with respect to reinvestment of cash dividends by designating his changed election on a new Enrollment Form. If instructions regarding a changed dividend payment election are received less than two (2) business days before a record date for a dividend, the changed payment method will not be implemented until after the payment of the relevant dividend. If such instructions are received two (2) or more business days before a record date for a dividend, the instruction will be implemented for that dividend.


PURCHASE AND SALE OF SHARES


    Shares of Common Stock purchased for participants under the Plan will be, at the Company's election, either newly issued shares from the Company or shares of Common Stock purchased in the open market by the Independent Agent. As of the date of this Prospectus, shares of Common Stock purchased for participants under the Plan will be purchased in the open market by the Independent Agent. The Plan prohibits the Company from changing its election regarding the source of purchases of the shares (i.e., from the Company or in the open market) more than once in any three (3) month period. The Company will not exercise its right to change the source of purchases of shares of Common Stock absent a recorded determination by the Company's Board of Directors or Chief Financial Officer that the Company's need to raise additional capital has changed or there is another valid reason for such change.


    Below are descriptions of prices for purchases and sales of shares under the Plan. PARTICIPANTS DO NOT HAVE CONTROL OVER THE PRICE OR THE TIME AT WHICH COMMON STOCK IS PURCHASED OR SOLD FOR THEIR PLAN ACCOUNTS. Therefore, participants bear the market risk associated with fluctuations in the price of Common Stock.


    - The price for shares purchased from the Company will be the average of the high and low per share sales prices of Common Stock as reported on the New York Stock Exchange Composite Tape and published in THE WALL STREET JOURNAL for the relevant purchase date (or, if no prices are reported for such date, the preceding date for which prices are reported).

    - The price for shares purchased in the open market for the Plan with initial and optional cash investment funds will be the weighted average price per share of all shares purchased for the Plan in the open market on the relevant purchase date.



    - The price for shares purchased in the open market for the Plan with dividend funds will be the weighted average price per share of all shares purchased for the Plan with the dividend funds paid to the Plan for reinvestment on behalf of participants for a given dividend payment date. Purchases of shares in the open market for dividend reinvestment may be made over a period of days.



    - The price for shares sold for the Plan will be the weighted average price per share of the shares sold in the open market for the Plan on the relevant date.



    - As to all purchases and sales, each Plan Account will also be charged the fees, expenses and any applicable deductions and/or withholdings required by law incurred by the Plan Account in effecting such transactions. Shares purchased or sold in the open market are subject to such additional terms and conditions as the Administrator may determine and accept.



    The cost of purchases and sales to Plan Accounts is described below:



    - For shares of Common Stock purchased directly from the Company the share acquisition cost will be the sum of the price per share charged by the Company for those shares plus the per share amount of any fees and expenses incurred by the Plan Account in making the purchase.



    - For shares of Common Stock purchased in the open market with initial cash investment funds and/or optional cash investment funds the share acquisition cost will be the sum of the weighted average price per share of the shares of Common Stock purchased in the open market for the Plan on the relevant date, plus the per share amount of the fees and expenses incurred by the Plan Account in making the purchase.



    - For open market dividend reinvestment purchases the share acquisition cost will be the sum of the weighted average price per share of Common Stock purchased in the open market with the dividend funds for the relevant dividend payment date, plus the per share amount of the fees and expenses incurred by the Plan Account in making the purchase.



    - For shares of Common Stock sold in the open market the sale cost will be the weighted average price per share of the shares of Common Stock sold in the open market for the Plan on the relevant sale date, minus the per share amount of the fees and expenses incurred by the Plan Account in making the sale.



    The Administrator will sell shares of Common Stock allocable to any Plan Account as soon as practicable following the Administrator's receipt of a participant's sale instructions, but at least within the following calendar week. The Administrator will arrange for the Independent Agent to make purchases for the Plan at least once per week. The Administrator will invest all cash dividends which are to be reinvested and all initial and optional cash investments within thirty (30) days of the dividend payment date or the date the funds are received, respectively, except where deferral is necessary to comply with applicable federal or state securities laws. Any dividends and initial and optional cash investments not so invested will be promptly returned by First Class Mail to the appropriate participant or submitting person. If the New York Stock Exchange is closed more than two (2) business days and this impairs or precludes the Administrator's ability to comply with the investment timing requirements described in this paragraph, the timing requirements will be waived for the period of the closure. The Administrator will resume its investment activities for the Plan promptly upon the reopening of the New York Stock Exchange.



    Notwithstanding anything else herein or in the Plan, no more than thirty-five (35) calendar days will elapse (a) between a dividend payment date and the date dividend funds for that dividend are invested in Common Stock or paid to participants or (b) between the date initial or optional cash investments are received by the Administrator and the date those funds are invested in Common Stock or paid back to participants.



    With regard to open market purchases and sales of shares by the Independent Agent, none of the Company, the Administrator (if it is not also the Independent Agent) nor any participant will have any authority or power to direct the time or price at which shares may be purchased or sold, the markets on which the shares are to be purchased or sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions), or the selection of the broker or dealer (other than any Independent Agent in the case of the Administrator) through or from whom purchases and sales may be made except that such transactions will be made in accordance with the terms of the Plan. The Independent Agent may commingle each participant's funds with those of other participants for the purpose of executing purchase and sale transactions.

    If instructions to purchase shares are received on or after the Ex-Dividend Date (as hereafter defined) but before the related dividend payment date, the purchase will be processed without dividend rights to the purchaser. The term "Ex-Dividend Date" means the date as of which the New York Stock Exchange lists the Common Stock as being subject to transfer without dividend rights to the transferee, usually two (2) days before the record date for the related dividend.


SALE OF SHARES


    At any time, a participant may request, by delivering to the Administrator a completed transaction request form that all or a portion of the whole shares of Common Stock allocable to his Plan Account be sold. The sale will be implemented as described in "Purchase and Sale of Shares". The Administrator will send a check for the sale proceeds to the participant as soon as practicable following such sale but in any event within fifteen (15) business days following the date the Administrator receives the completed transaction request form.



    If an instruction to sell shares of Common Stock is received by the Administrator on or after an Ex-Dividend Date but before the related dividend payment date, the sale will be processed without dividend rights to the transferee of the shares. Following the receipt of the cash dividend allocable to such shares, the Administrator will, in accordance with the transferor participant's specified dividend payment method, either reinvest the cash dividend or transmit the dividend to the participant's Bank Account via electronic direct deposit, or if that fails, by check.


    If instructions canceling or modifying a request to sell shares in a Plan Account previously received by the Administrator are received later than the same business day on which the original sale instructions were received, the Administrator or Independent Agent, as applicable, will sell the shares pursuant to the original sale request.


TRANSFERS/GIFTS



    If a participant wishes to transfer, whether by gift, private sale or otherwise, ownership of all or a portion of the shares of Common Stock allocable to his Plan Account to the Plan Account of another participant or to a person or entity not already a participant, the participant may do so by delivering to the Administrator a completed transaction request form and such other documentation as the Administrator may require. In the case of certificated shares, certificates for such shares accompanied by executed stock powers and other documentation required by the Administrator must also be delivered. The transfer will be effected as soon as practicable following the Administrator's receipt of the required documentation. The Administrator will promptly mail by insured, First Class Mail to the transferor participant at his address of record any certificate for record shares which may be due to the transferor participant as a result of such transfer. Fractional shares of Common Stock may only be transferred to another Plan Account if at the time of transfer the transferor participant withdraws from participation in the Plan or the Company terminates his entire Plan Account. Fractional shares may not otherwise be transferred. All shares transferred will be credited to the transferee Plan Account as Book Shares.



    At least five (5) shares of Common Stock must be transferred and the applicable enrollment fee must be paid by the transferor to open a Plan Account in the name of a transferee who is not already a participant. The Administrator will forward to the transferee a Prospectus and related documentation as soon as reasonably practicable, whereupon the transferee will be eligible to submit optional cash investments to the Plan. Both the transferor and the transferee will be sent a transaction notice indicating the transfer of shares.



    With respect to a transferee who is already a participant, the payment of cash dividends on the transferred shares will be made in the same manner as designated for the transferee's Plan Account. With respect to a transferee who is not yet a participant, absent a direction to the contrary, dividends paid on shares of Common Stock in the transferee's Plan Account will be reinvested in Common Stock.


FEES

    Fees and charges for Plan transactions are as follows:

DESCRIPTION                                                            AMOUNT
------------------------------------------------------------  ------------------------
Enrollment fee..............................................  $8.50 (upon enrollment only)
Service charge on purchases of stock........................  5% of amount invested up to $3.00/transaction
                                                              maximum
Service charge for sales of shares from the Plan............  $10.00
Brokerage commissions on open market purchases..............  $.07/share
Brokerage commissions on open market sales..................  $.12/share
Service charge on electronic funds transfer debits from Bank
 Accounts...................................................  $1.00/transaction
Charge for checks or electronic funds transfer debits from
 Bank Accounts rejected because of nonsufficient funds......  $20.00

    The Company pays most of the costs of mailings, materials and other administration of the Plan. All fees and charges are subject to change upon notice to participants. Because of the structure of the fees, the cost on a per share basis of purchasing or selling shares decreases as the number of shares purchased or sold under the Plan increases. Participants should consider the impact of the costs of transactions under the Plan on investment returns.


BOOK SHARES; CERTIFICATES FOR SHARES


    Unless otherwise instructed by participants, participants will not receive certificates for shares acquired through their Plan Accounts. Ownership of these Book Shares will be evidenced solely by book entry in the Plan records. A participant, at any time or from time to time, may request in writing a certificate or certificates for all or any number of the whole Book Shares held in his Plan Account. All requests will be processed promptly by the Administrator, and in no event later than thirty (30) days after the date on which the request is received, except where deferral is necessary under applicable state laws or regulations. The Administrator will send the requested certificate(s) by insured, First Class Mail to the participant.



    A participant may at any time submit certificates for shares of common stock for safekeeping by the Administrator. Common Stock so surrendered will be allocable to a participant's Plan Account as Book Shares.



    Book Shares held in a participant's Plan Account may not be pledged or assigned. A participant who wishes to pledge or assign Book Shares must request from the Administrator that a certificate be issued and mailed to the participant. The participant may thereafter pledge or assign the certificated shares.


MINIMUM PLAN ACCOUNT BALANCE


    Except for participants who were automatically enrolled in the Plan because they were investors in the Dividend Reinvestment Plan, participants must maintain at least five (5) whole shares of Common Stock in their Plan Accounts. If a participant (other than a former Dividend Reinvestment Plan investor who was automatically enrolled in the Plan) does not maintain at least five (5) whole shares of Common Stock allocable to his Plan Account, participation in the Plan may be terminated by the Company in its discretion after written notice to the participant and the lapse of three (3) months during which the participant has an opportunity to purchase such additional shares of Common Stock as may be required to achieve the five (5) whole share minimum. Upon termination, such participant's Plan Account will be converted into a Record Account. Fractional shares will be liquidated and their cash value determined by prorating the price for whole shares sold in the open market for the Plan for the relevant sale date minus applicable deductions and/or withholdings required by law. A check for the value of the fractional share will be sent by First Class Mail to the participant at his address of record.

REPORTS TO PARTICIPANTS

    Each participant will receive an annual Statement of Account showing all transactions for his Plan Account during the current year, the number of shares of Common Stock allocable to the Plan Account, and other information for the Plan Account. Participants who reinvest dividends will also receive quarterly Statements of Accounts. A transaction notice will be sent to participants following each Book Share transaction in their Plan Accounts. Participants should retain these Statements of Account and transaction notices in order to establish the cost basis, for tax purposes, of shares of Common Stock acquired under the Plan.

    Participants will receive copies of all communications sent generally to Amoco shareholders. This may include annual reports to shareholders, proxy material, consent solicitation material and Internal Revenue Service information, if appropriate, for reporting dividend income. All notices, Statements of Account, transaction notices and other communications from the Administrator to participants will be sent to the address of record; therefore, it is important that participants promptly notify the Administrator or the Company of any change of address.


WITHDRAWAL FROM THE PLAN



    A participant may request to withdraw from Plan participation at any time. Unless otherwise instructed, the Administrator will transfer or reclassify all whole shares of Common Stock allocable to such participant's Plan Account to a Record Account. The Administrator will mail by insured, First Class Mail the appropriate stock certificates for all whole shares of Common Stock in the Plan Account to the participant at his address of record within thirty (30) days of receipt of the request. A participant terminating participation in the Plan will also receive a check for the cash value of any fractional share held in his Plan Account. The value of any fractional share will be determined by prorating the weighted average price of shares sold for the relevant sale date minus applicable deductions and/or withholdings required by law. After participation in the Plan has been terminated, no further investments may be made without re-enrolling in the Plan.



    When withdrawing from the Plan, a participant may also sell all shares allocable to his Plan Account in the manner described in "Sale of Shares." Upon such a withdrawal the Administrator will remit to the participant a check for the sale proceeds of shares in his Plan Account, minus the applicable service charges, applicable deductions and/or withholdings required by law. The value of any fractional share so liquidated will be determined by prorating the weighted average price of shares sold for the relevant sale date.



    If the Administrator receives instructions for the transfer or sale of Plan shares in connection with a withdrawal from Plan participation on or after an Ex-Dividend Date but before the related dividend payment date, the sale or transfer will be processed without dividend rights to the transferee of the shares. As soon as practicable following receipt of the cash dividends allocable to such Plan Shares, the Administrator shall, in accordance with the participant's specified payment method (a) reinvest the cash dividend and sell the Plan Shares so purchased, remitting to the participant a check for the weighted average price of shares sold for the relevant date multiplied by the number of shares sold for the participant, less applicable deductions and/or withholdings required by law, or (b) transmit the cash dividends to the participant's Bank Account via electronic direct deposit.


    If the Administrator receives instructions from a participant withdrawing his participation in the Plan without the transfer or sale of any shares on or after the Ex-Dividend Date but before the related dividend payment date, the Plan withdrawal will be processed promptly and the shares allocable to the Plan Account will be reclassified as record shares. As soon as practicable following the receipt of the cash dividend funds allocable to the withdrawn shares, the Administrator, in accordance with the participant's specified dividend payment method, will arrange either (a) to reinvest the cash dividends and register the common stock so purchased as record shares, or (b) transmit the cash dividends to the participant via electronic direct deposit, or failing that by check.

FEDERAL INCOME TAX CONSEQUENCES


    The Company believes the following is an accurate discussion of the general tax consequences of participation in the Plan as of the date of this Prospectus. This discussion does not reflect every possible situation that could result from participation in the Plan, and, therefore, participants and investors considering participating in the Plan are advised to consult their own tax advisors with respect to the tax consequences (including federal, state, local and other tax, including withholding laws) applicable to their particular situations.



    Participation in the Plan will not change the federal income tax consequences of ownership of shares of Common Stock. In general, the full amount of all cash dividends paid by the Company is includable in income even though reinvested under the Plan.

    In the case of participants in the Plan whose dividends are subject to U.S. backup withholding, the Administrator will cause dividends, less any tax required to be withheld, to be reinvested in Common Stock or sent to their Bank Accounts by electronic funds transfer.



    In the case of foreign shareholders whose dividends are subject to U.S. federal tax withholding, the Administrator will cause dividends, less any tax required to be withheld, to be reinvested in Common Stock or sent to their Bank Accounts by electronic funds transfer. The filing of any documentation required to obtain a reduction in U.S. withholding tax will be the responsibility of the shareholder.



    The above rules may not be applicable to certain participants in the Plan, such as tax-exempt entities (e.g., pension funds and IRAs) and foreign shareholders. These particular participants should consult their own tax advisors concerning the tax consequences applicable to their situations.



    At year end, the Administrator will provide the Internal Revenue Service, with a copy to participants, with required information for tax purposes.


MISCELLANEOUS

    STOCK SPLITS, IN-KIND DISTRIBUTIONS AND RIGHTS OFFERINGS


    Any shares of Common Stock distributed as an in-kind distribution or a stock split will be held by the Administrator as Book Shares. The Administrator will credit to each Plan Account the number of Book Shares which represents the participant's proportionate interest in the Common Stock so distributed. In the event of a rights offering, a participant will receive rights based upon the total number of whole shares of Common Stock allocable to his Plan Account. In order to exercise any such right with respect to Book Shares held in a Plan Account, a participant must first request certificates for whole shares and then exercise the rights in accordance with the procedures for record shareholders applicable to such rights. The Company and/or the Administrator may establish additional administrative procedures for such rights as may be required.


    VOTING OF PROXIES/PARTICIPANTS AS SHAREHOLDERS


    A participant will have the exclusive right to vote all whole shares of Common Stock allocable to his Plan Account in person or by proxy. Whole shares of Common Stock allocable to a Plan Account will not be voted unless the participant or his proxy votes them. Fractional shares of Common Stock will not be voted. All participants will be recognized as shareholders of Amoco for purposes of eligibility for admission to the Company's shareholder meetings, voting of shares of Common Stock allocable to their Plan Accounts (except as to fractional shares), disposing of shares of Common Stock allocable to their Plan Accounts, the communications the Company sends from time to time to its shareholders, and for purposes relating to business combinations and control share acquisition provisions of the Indiana Business Corporation Law provided that (a) participants so recognized are beneficial owners of the subject shares and (b) either the Company's, the Administrator's, the Independent Agent's or the Trustee's records contain the names and addresses of these participants.


    LIMITATION OF LIABILITY


    The Plan provides that none of the Company, its directors, officers, employees or agents, the Administrator (including the Company if it is acting as such), the Independent Agent or the Trustee will be liable for any act done in good faith or for the good faith omission to act in connection with the Plan, including, without limitation, any claim of liability arising out of failure to terminate a participant's Plan Account upon such participant's death prior to receipt of notice in writing of such death, or with respect to the prices at which shares of Common Stock are purchased or sold for the participant's Plan Account and the times when such purchases and sales are made. In addition, none of the Company, its directors, officers, employees or agents, the Administrator, the Independent Agent or the Trustee shall in any way be liable with respect to the price or performance of the Common Stock held for the Plan or for the payment or amount of any future dividends on Common Stock. The foregoing does not represent a waiver of any rights a participant may have under applicable securities laws.


    INTERPRETATION AND REGULATION OF THE PLAN

    The officers of the Company are authorized to take such actions to carry out the Plan as may be consistent with the Plan's terms and conditions. The Company reserves the right to interpret and regulate the Plan as the Company deems desirable or necessary in connection with the Plan's operations.

    GOVERNING LAW

    The Plan shall be construed, regulated and administered in accordance with the laws of the State of Illinois.

    CHANGE OR TERMINATION OF THE PLAN

    The Company may, at any time and from time to time, at its sole option, modify or terminate the Plan, in whole, in part or in respect of participants in one or more jurisdictions, without the approval of participants, provided, however, no such amendment shall result in a distribution to the Company of any amount allocable to a Plan Account of any participant. Upon any whole or partial termination of the Plan, the Plan Accounts of all affected participants will be converted each individually to Record Accounts. The Administrator will send each affected participant prior written notice of such Plan termination and of the conversion of his Plan Account to a Record Account. A fractional share in a Plan Account will be liquidated and its cash value determined by prorating the price of whole shares sold in the open market for the Plan for the relevant sale date minus applicable deductions and/or withholdings required by law. A check for the value of the fractional share will be sent by First Class Mail to the participant at his address of record. Dividends paid thereafter on shares in the Record Account shall be transmitted by check, or where electronic direct deposit was the preferred payment method for the former Plan Account, by electronic funds transfer.



    In the event the participant advises the Administrator of his desire to sell or transfer all or a portion of the Common Stock allocable to his Plan Account upon the Company's termination of the entire Plan or of his Plan Account, he may do so pursuant to the general requirements for sale of shares. (See "Sale of Shares.")


    REGISTRATION OF COMMON STOCK FOR THE PLAN


    Shares of Common Stock purchased by the Administrator for participants will be recorded as Book Shares on Plan records and will be registered on the stock records of the Company in the name of the nominee of the Administrator. A participant may at any time submit certificates for shares of Common Stock for safekeeping by the Administrator. Common Stock represented by certificates forwarded to the Administrator for surrender will be allocable to the participant's Plan Account as Book Shares. Shares which will be allocable to a participant's Plan Account but for which the participant holds certificates will be registered in the participant's name on the Company's stock records.



                              PLAN OF DISTRIBUTION



    Common Stock offered pursuant to the Plan will be purchased, at the Company's election, in the open market or directly from the Company. Participants will be required to pay certain fees and charges in connection with the Plan. (See "Fees.") Other costs related to administration of the Plan will be paid by the Company.


                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 800,000,000 shares of Common Stock, 50,000,000 shares of voting preferred stock and 50,000,000 shares of non-voting preferred stock. The description of the Common Stock is incorporated by reference into this Prospectus. See "Incorporation of Certain Documents" for information on how to obtain a copy of this description. No shares of preferred stock are currently outstanding. As of December 31, 1995, there were 496,402,697 shares of Common Stock issued and outstanding.


                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the Amoco April 5, 1995 Form 8-K have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS


    Certain legal matters in connection with the Common Stock offered hereby have been passed upon for the Company by Jane E. Klewin, Attorney, Amoco
Corporation. Ms. Klewin owns shares of Common Stock, both directly and as a participant in various employee benefit plans, and she is eligible to participate in the Plan.

--------------------------------                --------------------------------
--------------------------------                --------------------------------


    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR OF THE PLAN SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATE OF FILING OF ANY DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

                            ------------------------
                               TABLE OF CONTENTS


                                       PAGE
                                       -----
AVAILABLE INFORMATION.............           2
INCORPORATION OF CERTAIN
 DOCUMENTS........................           2
THE COMPANY AND ITS
 SUBSIDIARIES.....................           3
RECENT DEVELOPMENTS...............           4
APPLICATION OF PROCEEDS...........           5
AMOCO DIRECT ACCESS PLAN
 DESCRIPTION......................           6
PLAN OF DISTRIBUTION..............          22
DESCRIPTION OF CAPITAL STOCK......          22
EXPERTS...........................          23
LEGAL OPINIONS....................          23


                            ------------------------


                               10,000,000 SHARES



   [LOGO]
         AMOCO
CORPORATION


                                  COMMON STOCK
                              (WITHOUT PAR VALUE)

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                  AMOCO DIRECT
                                  ACCESS PLAN



                               FEBRUARY 14, 1996


--------------------------------                --------------------------------
--------------------------------                --------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*


Registration Fee.................................................  $ 244,397
Printing and Engraving...........................................     31,000
Fees of Accountants..............................................      5,000
Blue Sky Fees and Expenses.......................................     30,000
Miscellaneous....................................................     20,000
                                                                   ---------
                                                                   $ 330,397
                                                                   ---------
                                                                   ---------


------------------------
*All amounts, other than the registration fee, are estimated and are subject to future contingencies.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article VIII of Amoco's By-Laws provides for indemnification of officers, directors, and others to the extent permitted by the Indiana Business Corporation Law. Amoco maintains insurance policies under which officers, directors, and others may be indemnified against certain losses arising from certain claims, including claims under the Securities Act of 1933.

ITEM 16.  EXHIBITS.

    See Index to Exhibits on page II-5.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however,  that the  undertakings set  forth in  paragraphs (1)(i)  and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

    The Company hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 14, 1996.


                                          AMOCO CORPORATION
                                            (Registrant)


                                          By           /s/ JOHN L. CARL


                                            ------------------------------------
                                                       John L. Carl,
                                                EXECUTIVE VICE-PRESIDENT AND
                                                  CHIEF FINANCIAL OFFICER


    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities indicated on February 14, 1996.



                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                 H. LAURANCE FULLER*
     -------------------------------------------        Chairman of the Board, President, Chief Executive Officer
                 (H. Laurance Fuller)                    and Director (Principal Executive Officer)

                    JOHN L. CARL*
     -------------------------------------------        Executive Vice President and Chief Financial Officer
                    (John L. Carl)                       (Principal Financial Officer)

                    JOHN R. REID*
     -------------------------------------------        Vice President and Controller (Principal Accounting
                    (John R. Reid)                       Officer)

                    W. G. LOWRIE*
     -------------------------------------------        President and Director
                    (W. G. Lowrie)

                     D. R. BEALL*
     -------------------------------------------        Director
                    (D. R. Beall)

                     RUTH BLOCK*
     -------------------------------------------        Director
                     (Ruth Block)

                    JOHN H. BRYAN*
     -------------------------------------------        Director
                   (John H. Bryan)

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                ERROLL B. DAVIS, JR.*
     -------------------------------------------        Director
                (Erroll B. Davis, Jr.)

                   RICHARD FERRIS*
     -------------------------------------------        Director
                   (Richard Ferris)

                    F. A. MALJERS*
     -------------------------------------------        Director
                   (F. A. Maljers)

                  ROBERT H. MALOTT*
     -------------------------------------------        Director
                  (Robert H. Malott)

                  WALTER E. MASSEY*
     -------------------------------------------        Director
                  (Walter E. Massey)

                   MARTHA R. SEGER*
     -------------------------------------------        Director
                  (Martha R. Seger)

                   MICHAEL WILSON*
     -------------------------------------------        Director
                   (Michael Wilson)

                   RICHARD D. WOOD*
     -------------------------------------------        Director
                  (Richard D. Wood)

           *By   /s/ JOHN L. CARL
        --------------------------------------          Individually and as Attorney-in-Fact
                    (John L. Carl)

                               INDEX TO EXHIBITS


  EXHIBIT NO.                                               EXHIBIT
---------------  ---------------------------------------------------------------------------------------------
         4(a)    Amoco Direct Access Plan
         4(b)    Trust Agreement dated as of February 12, 1996 between Amoco Corporation and the First Chicago
                  Trust Company of New York
         5       Opinion of J. E. Klewin, counsel for Amoco Corporation
        23(a)    Consent of Price Waterhouse, LLP
        23(b)    Consent of J. E. Klewin (included in Exhibit 5)
        24*      Powers of Attorney


------------------------

*Certain powers of attorney have been previously filed.